EXHIBIT 12.1


                            PAGEMART WIRELESS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands)


                                                                                                       Proforma       Proforma
                             Year ended     Year ended    Year ended     Year ended     Year ended     Year ended     Year ended
                             December 31,   December 31,  December 31,   December 31,   December 31,   December 31,   December 31,
                                1993           1994          1995           1996           1997           1996           1997
                             ------------   ------------  ------------   ------------   ------------   ------------   ------------
Earnings:
 Net loss..................   $(31,121)      $(45,813)      $(53,113)      $(48,598)     $(43,887)       $(64,706)      $(58,271)
 Add:  Fixed charges.......      6,538         12,933         30,720         35,041        38,499          51,149         52,883
                              --------       --------       --------       --------      --------        --------       --------
                               (24,583)       (32,880)       (22,393)       (13,557)       (5,388)        (13,557)        (5,388)
Fixed charges:
 Interest in indebtedness..      5,785         11,209         28,383         32,368        36,672          48,255         50,780
 Amortization of debt
  issuance costs..                 159            800          1,052          2,143           844           2,364          1,120
 Interest portion of
   rental and lease
   expense.................        594            924          1,285            530           983             530            983
                              --------       --------       --------       --------      --------        --------       --------
                                 6,538         12,933         30,720         35,041        38,499          51,149         52,883
Deficiency of earnings
  available to cover
  fixed charges.............  $(31,121)      $(45,813)      $(53,113)      $(48,598)     $(43,887)       $(64,706)      $(58,271)
                              ========       ========       ========       ========      ========        ========       ========
